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                                                                      EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                 QUARTER ENDED      SIX MONTHS ENDED
                                 May 1,    May 2,    May 1,    May 2,
                                 1999      1998      1999      1998

NET EARNINGS
  Basic net earnings           $  11,105  $  8,863  $ 20,262  $ 15,884
  Add:  Distributions on
   Preferred Securities,
   net of tax                        305         -       305         -

  Diluted net earnings            11,410     8,863    20,567    15,884

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             26,895    26,764    26,895    26,611
  Add:  Shares issuable from
   assumed conversion of
   Preferred Stock                 1,025         -       513         -
  Add:  Shares issuable from
   assumed exercise of options     1,853     1,964     1,852     1,834

  Diluted weighted average        29,773    28,728    29,260    28,445
   shares outstanding


NET EARNINGS PER SHARE

  Basic                         $    .41  $    .33  $    .75  $    .60
  Diluted                       $    .38  $    .31  $    .70  $    .56